CONSOLIDATED BALANCE SHEET
Consolidated Edison Company of New York, Inc.
--------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------
At December 31 (Thousands of Dollars)                       1995            1994
--------------------------------------------------------------------------------
Utility plant, at original cost (Notes A and B)
Electric                                             $11,319,622     $10,956,187
Gas                                                    1,537,296       1,437,071
Steam                                                    462,975         430,848
General                                                1,085,795       1,083,705
--------------------------------------------------------------------------------
Total                                                 14,405,688      13,907,811
Less: Accumulated depreciation                         4,036,954       3,828,646
--------------------------------------------------------------------------------
Net                                                   10,368,734      10,079,165
Construction work in progress                            360,457         389,630
Nuclear fuel assemblies and components, less
 accumulated amortization                                 85,212          92,413
--------------------------------------------------------------------------------
Net utility plant                                     10,814,403      10,561,208
================================================================================
Current assets
Cash and temporary cash investments (Note A)             342,292         245,221
Accounts receivable--customers, less allowance for
 uncollectible accounts of $21,600 in 1995 and 1994      497,215         440,496
Other receivables                                         45,558          61,853
Regulatory accounts receivable (Note A)                   (6,481)         26,346
Fuel, at average cost                                     40,506          50,883
Gas in storage, at average cost                           26,452          50,698
Materials and supplies, at average cost                  221,026         229,744
Prepayments                                               66,148          56,283
Other current assets                                      15,126          13,262
--------------------------------------------------------------------------------
Total current assets                                   1,247,842       1,174,786
================================================================================
Investments and nonutility property                      145,646         111,523
================================================================================
Deferred charges (Note A)
Enlightened Energy program costs                         144,282         170,201
Unamortized debt expense                                 133,812         138,428
Power contract termination costs                         105,408         180,506
Other deferred charges                                   316,237         285,721
--------------------------------------------------------------------------------
Total deferred charges                                   699,739         774,856
================================================================================
Regulatory asset -- future federal income taxes
 (Notes A and H)                                       1,042,260       1,105,991
================================================================================
Total                                                $13,949,890     $13,728,364
================================================================================

================================================================================
Capitalization and Liabilities
--------------------------------------------------------------------------------
At December 31 (Thousands of Dollars)                       1995            1994
--------------------------------------------------------------------------------
Capitalization (see Consolidated Statement of
 Capitalization)
Common shareholders' equity                         $  5,522,734    $  5,312,997
Preferred stock subject to mandatory redemption
 (Note B)                                                100,000         100,000
Other preferred stock                                    539,917         540,310
Long-term debt                                         3,917,244       4,030,464
--------------------------------------------------------------------------------
Total capitalization                                  10,079,895       9,983,771
================================================================================
Noncurrent liabilities
Obligations under capital leases                          45,250          47,805
Other noncurrent liabilities                              75,907          72,561
--------------------------------------------------------------------------------
Total noncurrent liabilities                             121,157         120,366
================================================================================

Current liabilities
Long-term debt due within one year (Note B)              183,524          10,889
Accounts payable                                         420,852         374,469
Customer deposits                                        158,366         161,455
Accrued taxes                                             24,374           9,821
Accrued interest                                          89,374          84,544
Accrued wages                                             76,459          73,611
Other current liabilities                                168,477         179,611
--------------------------------------------------------------------------------
Total current liabilities                              1,121,426         894,400
================================================================================

Provisions related to future federal income taxes
 and other deferred credits (Notes A and H)
Accumulated deferred federal income tax                2,296,284       2,266,458
Accumulated deferred investment tax credits              181,420         191,524
Other deferred credits                                   149,708         271,845
--------------------------------------------------------------------------------
Total deferred credits                                 2,627,412       2,729,827
================================================================================
Contingencies (Note F)
================================================================================
Total                                                $13,949,890     $13,728,364
================================================================================
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED INCOME STATEMENT
Consolidated Edison Company of New York, Inc.
===============================================================================
Year Ended December 31 (Thousands of Dollars)       1995        1994       1993
---------------------------------------------       ----        ----       ----
Operating revenues (Note A)
Electric                                      $5,389,408  $5,140,472 $5,131,665
Gas                                              813,356     890,107    808,389
Steam                                            334,133     342,507    325,340
-------------------------------------------------------------------------------
Total operating revenues                       6,536,897   6,373,086  6,265,394
===============================================================================
Operating expenses
Fuel                                             504,104     567,764    605,213
Purchased power                                1,107,223     787,455    812,616
Gas purchased for resale                         259,789     341,204    289,708
Other operations                               1,139,732   1,146,094  1,106,966
Maintenance                                      512,102     506,179    570,794
Depreciation and amortization (Note A)           455,776     422,356    403,730
Taxes, other than federal income tax           1,120,232   1,127,691  1,159,283
Federal income tax (Notes A and H)               396,560     438,160    366,020
-------------------------------------------------------------------------------
Total operating expenses                       5,495,518   5,336,903  5,314,330
===============================================================================
Operating income                               1,041,379   1,036,183    951,064
-------------------------------------------------------------------------------
Other income (deductions)
Investment income (Note A)                        16,966      10,601      4,934
Allowance for equity funds used during
 construction (Note A)                             3,763       8,354      7,222
Other income less miscellaneous deductions        (8,149)    (15,201)    (7,565)
Federal income tax (Notes A and H)                (1,060)       (430)     1,010
--------------------------------------------------------------------------------
Total other income                                11,520       3,324      5,601
================================================================================
Income before interest charges                 1,052,899   1,039,507    956,665
--------------------------------------------------------------------------------
Interest on long-term debt                       301,917     289,060    281,756
Other interest                                    28,954      19,853     19,721
Allowance for borrowed funds used during
 construction (Note A)                            (1,822)     (3,676)    (3,334)
--------------------------------------------------------------------------------
Net interest charges                             329,049     305,237    298,143
================================================================================
Net income                                       723,850     734,270    658,522
Preferred stock dividend requirements             35,565      35,587     35,617
-------------------------------------------------------------------------------
Net income for common stock                   $  688,285 $   698,683 $  622,905
================================================================================
Earnings per common share based on average
 number of shares outstanding during each
 year (234,930,301; 234,753,901; and
 233,981,369)                                      $2.93       $2.98      $2.66
================================================================================
The accompanying notes are an integral part of these financial statements. CONSOLIDATED STATEMENT OF CASH FLOWS
Consolidated Edison Company of New York, Inc.

====================================================================================
Year Ended December 31 (Thousands of Dollars)         1995          1994        1993
Operating activities
Net income                                      $  723,850    $  734,270   $ 658,522
Principal non-cash charges (credits) to
 income
Depreciation and amortization                      455,776       422,356     403,730
Federal income tax deferred                         69,020        64,090      94,210
Common equity component of allowance for
 funds used during construction                     (3,546)       (7,876)     (6,795)
Other non-cash charges                             (47,555)       65,669     (20,578)
Changes in assets and liabilities
Accounts receivable--customers, less allowance
 for uncollectibles                                (56,719)       18,765     (34,912)
Regulatory accounts receivable                      32,827        70,771      70,814
Materials and supplies, including fuel and gas
 in storage                                         43,341        17,306      60,554
Prepayments, other receivables and other
 current assets                                      4,566        21,317     (32,236)
Enlightened Energy program costs                    25,919       (30,144)    (59,297)
Power contract termination costs                    55,387       (62,376)    (68,380)
Accounts payable                                    46,383       (18,074)     19,007
Other--net                                         (72,791)      (46,175)    (59,374)
------------------------------------------------------------------------------------
Net cash flows from operating activities         1,276,458     1,249,899   1,025,265
====================================================================================
Investing activities including construction
Construction expenditures                         (692,803)     (757,530)   (789,068)
Nuclear fuel expenditures                          (12,840)      (47,071)    (14,092)
Contributions to nuclear decommissioning trust     (18,893)      (14,586)    (19,247)
Common equity component of allowance for
 funds used during construction                      3,546         7,876       6,795
------------------------------------------------------------------------------------
Net cash flows from investing activities
 including construction                           (720,990)     (811,311)   (815,612)
====================================================================================
Financing activities including dividends
Issuance of common stock                                --        14,650      11,881
Issuance of long-term debt                         228,285       400,000   1,378,475
Retirement of long-term debt                       (10,889)     (133,639)   (177,897)
Advance refunding of long-term debt               (155,699)           --  (1,069,732)
Issuance and refunding costs                        (5,269)       (5,988)   (108,562)
Common stock dividends                            (479,262)     (469,561)   (453,902)
Preferred stock dividends                          (35,563)      (35,585)    (35,614)
------------------------------------------------------------------------------------
Net cash flows from financing activities
 including dividends                              (458,397)     (230,123)   (455,351)
====================================================================================
Net increase (decrease) in cash and temporary
 cash investments                                   97,071       208,465    (245,698)
====================================================================================
Cash and temporary cash investments at
 January 1                                         245,221        36,756     282,454
====================================================================================
Cash and temporary cash investments at
 December 31                                   $   342,292   $   245,221  $   36,756
====================================================================================
Supplemental disclosure of cash flow
 information
Cash paid during the period for:
   Interest                                    $   309,953   $   269,839  $  265,475
   Income taxes                                    344,754       385,355     280,122
====================================================================================

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CAPITALIZATION
Consolidated Edison Company of New York, Inc.

=======================================================================================================
At December 31 (Thousands of Dollars)                                             1995             1994

                                                Shares outstanding
                                      -----------------------------------
                                      December 31, 1995 December 31, 1994
                                      -----------------------------------
Common shareholders' equity (Note B)
Common stock, $2.50 par value,
 authorized 340,000,000 shares              234,956,299       234,905,235     $1,464,305    $1,463,913
Retained earnings                                                              4,097,035     3,888,010
Capital stock expense                                                            (38,606)      (38,926)
------------------------------------------------------------------------------------------------------
Total common shareholders'  equity                                              5,522,734     5,312,997
======================================================================================================
Preferred stock (Note B)
Subject to mandatory redemption
Cumulative Preferred, $100 par value,
   7.20% Series I                               500,000          500,000          50,000        50,000
  6 1/8% Series J                               500,000          500,000          50,000        50,000
------------------------------------------------------------------------------------------------------
Total subject to mandatory redemption                                            100,000       100,000
------------------------------------------------------------------------------------------------------
Other preferred stock
$5 Cumulative Preferred, without par value,
 authorized 1,915,319 shares                  1,915,319        1,915,319         175,000       175,000
Cumulative Preferred, $100 par value,
 authorized 6,000,000 shares*
  5 3/4% Series A                               600,000          600,000          60,000        60,000
  5 1/4% Series B                               750,000          750,000          75,000        75,000
   4.65% Series C                               600,000          600,000          60,000        60,000
   4.65% Series D                               750,000          750,000          75,000        75,000
  5 3/4% Series E                               500,000          500,000          50,000        50,000
   6.20% Series F                               400,000          400,000          40,000        40,000
Cumulative Preference, $100 par value,
 authorized 2,250,000 shares
 6% Convertible Series B                         49,174           53,102           4,917         5,310
------------------------------------------------------------------------------------------------------
Total other preferred stock                                                      539,917       540,310
------------------------------------------------------------------------------------------------------
Total preferred stock                                                        $   639,917   $   640,310
======================================================================================================

*Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.

=======================================================================================================
At December 31 (Thousands of Dollars)                                             1995             1994
Long-term debt (Note B)
Maturity                                 Interest Rate        Series
First and Refunding Mortgage Bonds (open-end mortgage):
1996                                           5%               CC               $ 100,000      $ 100,000
1996                                           5.90             DD                  75,000         75,000
---------------------------------------------------------------------------------------------------------
Total mortgage bonds                                                               175,000        175,000
Debentures:
1997                                           5.30%            1993 E             100,000        100,000
1998                                           6 1/4            1993 A             100,000        100,000
1998                                           5.70             1993 F             100,000        100,000
1999                                           6 1/2            1992 D              75,000         75,000
1999                                           *                1994 B             150,000        150,000
2000                                           7 3/8            1992 A             150,000        150,000
2000                                           7.60             1992 C             125,000        125,000
2001                                           6 1/2            1993 B             150,000        150,000
2002                                           6 5/8            1993 C             150,000        150,000
2003                                           6 3/8            1993 D             150,000        150,000
2004                                           7 5/8            1992 B             150,000        150,000
2005                                           7 3/8            1992 E              75,000         75,000
2005                                           6 5/8            1995 A             100,000             --
2023                                           7 1/2            1993 G             380,000        380,000
2025                                           9.70             1990 A                  --         27,414
2026                                           9 3/8            1991 A              95,329         95,329
2027                                           8.05             1992 F             100,000        100,000
2029                                           7 1/8            1994 A             150,000        150,000
---------------------------------------------------------------------------------------------------------
Total debentures                                                                 2,300,329      2,227,743
---------------------------------------------------------------------------------------------------------
Tax-exempt debt--notes issued to New York State Energy Research and
Development Authority for Facilities Revenue Bonds:
2020                                           9  %             1985 A                --          128,285
2020                                           6.10             1995 A             128,285             --
2020                                           5 1/4            1993 B             127,715        127,715
2021                                           7 1/2            1986 A             150,000        150,000
2022                                           7 1/8            1987 A             100,855        100,855
2022                                           9 1/4            1987 B              29,385         29,385
2022                                           5 3/8            1993 C              19,760         19,760
2024                                           7 3/4            1989 A             150,000        150,000
2024                                           7 3/8            1989 B             100,000        100,000
2024                                           7 1/4            1989 C             150,000        150,000
2025                                           7 1/2            1990 A             150,000        150,000
2026                                           7 1/2            1991 A             128,150        128,150
2027                                           6 3/4            1992 A             100,000        100,000
2027                                           6 3/8            1992 B             100,000        100,000
2028                                           6                1993 A             101,000        101,000
2029                                           7 1/8            1994 A             100,000        100,000
---------------------------------------------------------------------------------------------------------
Total tax-exempt debt                                                            1,635,150      1,635,150
---------------------------------------------------------------------------------------------------------
Other long-term debt:
Liens on purchased gas turbines                                                      13,327        22,779
Other long-term debt                                                                  5,836         9,007
Unamortized debt discount                                                           (28,874)      (28,326)
---------------------------------------------------------------------------------------------------------
Total                                                                             4,100,768     4,041,353
Less: Long-term debt due within one year                                            183,524     10,889
---------------------------------------------------------------------------------------------------------
Total long-term debt                                                              3,917,244     4,030,464
---------------------------------------------------------------------------------------------------------
Total capitalization                                                            $10,079,895    $9,983,771
---------------------------------------------------------------------------------------------------------

* This rate is reset quarterly. For the fourth quarter of 1995 it was 6.125%. The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS
Consolidated Edison Company of New York, Inc.

----------------------------------------------------------------------------------------------------------
Year Ended December 31 (Thousands of Dollars)                   1995            1994         1993
----------------------------------------------------------------------------------------------------------
Balance, January 1                                          $3,888,010       $3,658,886    $3,489,880
Net income for the year                                        723,850          734,270       658,522
----------------------------------------------------------------------------------------------------------
Total                                                        4,611,860        4,393,156     4,148,402
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Dividends declared on capital stock
Cumulative Preferred, at required annual rates                  35,259           35,259        35,259
Cumulative Preference, 6% Convertible Series B                     304              326           355
Common, $2.04, $2.00 and $1.94 per share                       479,262          469,561       453,902
----------------------------------------------------------------------------------------------------------
Total dividends declared                                       514,825          505,146       489,516
----------------------------------------------------------------------------------------------------------
Balance, December 31                                        $4,097,035       $3,888,010    $3,658,886
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-----------------------------------------------------------------
Note A  Summary of Significant Accounting Policies
-----------------------------------------------------------------
Regulation. The Company is subject to regulation by the New York Public Service Commission (PSC) and the Federal Energy Regulatory Commission (FERC). The Company's accounting policies conform to generally accepted accounting principles, as applied in the case of regulated public utilities, and to the accounting requirements and rate-making practices of these regulatory authorities.

    The PSC is conducting a generic "competitive opportunities" proceeding to investigate whether and how to introduce increased competition into the electric utility industry in the State. It is not possible to predict the outcome of the proceeding or its impact upon the Company. The outcome could adversely affect the Company's eligibility to apply Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," which could then require a material write-down of assets, the amount of which is not presently determinable. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires long-lived and certain other assets to be reviewed for impairment if the carrying amount of an asset may not be recoverable. SFAS No. 121 also amends SFAS No. 71 to require that regulatory assets (which include certain deferred charges) be charged to earnings if such assets are no longer considered probable of recovery. The Company will implement SFAS No. 121 in 1996. Absent a change in regulation as a result of competition as discussed above, the Company does not expect that the application of SFAS No. 121, with respect to either its long-lived assets or its regulatory assets, will have a material adverse effect on the Company's financial position and results of operations.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions have been eliminated.

Utility Plant and Depreciation. The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction (AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

   Rates used for AFDC include the cost of borrowed funds used for construction purposes and a reasonable rate on the Company's own funds when so used, determined in accordance with PSC and FERC regulations. The AFDC rate was 9.1 percent in 1995, 9.4 percent in 1994 and 9.5 percent in 1993. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

     The annual charge for depreciation is computed on the straight-line method for financial statement purposes using rates based on average lives and net salvage factors, with the exception of the Indian Point 2 nuclear unit, the Company's share of the Roseton generating station, certain leaseholds and certain general equipment, which are depreciated on a remaining life amortization method. Depreciation rates averaged approximately 3.3 percent in 1995, 3.2 percent in 1994 and 3.1 percent in 1993. Depreciation expense includes the amortization of certain deferred charges authorized by the PSC.

     The Company is a joint owner of two 1,200-megawatt electric generating stations: (1) Bowline Point, operated by Orange and Rockland Utilities, Inc. with the Company owning a two-thirds interest and (2) Roseton, operated by Central Hudson Gas & Electric Corp. with the Company owning a 40 percent interest. Central Hudson has the option to acquire the Company's interest in the Roseton station in 2004. The Company's share of the investment in these stations at original cost and as included in its balance sheet at December 31, 1995 and 1994 was:

----------------------------------------------------------------
(Thousands of Dollars)               1995                1994
----------------------------------------------------------------
Bowline Point: Plant in service     $203,360            $196,065
   Construction work in progress       2,340              10,351
Roseton: Plant in service            145,207             141,487
   Construction work in progress       2,089               4,283
-----------------------------------------------------------------

     The Company's share of accumulated depreciation for the Roseton station at December 31, 1995 and 1994 was $64.8 million and $61.6 million, respectively. A separate depreciation account is not maintained for the Company's share of the Bowline Point station. The Company's share of operating expenses for these stations is included in its income statement.

Nuclear Decommissioning. Depreciation charges include a provision for decommissioning both the Indian Point 2 and the retired Indian Point 1 nuclear units. Decommissioning costs are being accrued ratably over the Indian Point 2 license period which extends to the year 2013. The Company has been accruing for the costs of decommissioning within the internal depreciation reserve since 1975. In 1989 the PSC permitted the Company to establish an external trust fund for the costs of decommissioning the nuclear portions of the plants pursuant to NRC regulations. Accordingly, beginning in 1989 the Company has made contributions to such a trust. The external trust fund is discussed below under "Investments" in this Note A.

    Accumulated decommissioning provisions at December 31, 1995 and 1994, which include earnings on funds externally invested, were as follows:
----------------------------------------------------------------
                                          Amounts Included in
                                        Accumulated Depreciation
                                        ------------------------
(Millions of Dollars)                   1995              1994

-----------------------------------------------------------------
Nuclear                                $134.4            $102.2
Non-Nuclear                              55.3              53.7
                                      ---------------------------
Total                                  $189.7            $155.9
-----------------------------------------------------------------

     Prior to April 1995 the Company was providing annual expense allowances of $11.7 million and $3.1 million, respectively, for decommissioning the nuclear and non-nuclear portions of the plants. These amounts, which were recovered from customers through billings, were approved by the PSC in the 1992 electric rate agreement, and were designed to fund decommissioning costs which had been estimated at approximately $300 million in 1993 dollars. In 1994 a site-specific decommissioning study was prepared for both the Indian Point 2 and the retired Indian Point 1 nuclear units. Based upon this study, the estimated decommissioning cost in 1993 dollars is approximately $657 million, of which $252 million is for extended on-site storage of spent nuclear fuel. Using a 3.25 percent annual escalation factor, the estimated cost in 2016, the assumed midpoint for decommissioning expenditures, is approximately $1,372 million. Under the 1995 electric rate agreement, effective April 1995, the Company revised the annual decommissioning expense allowance for the nuclear and non-nuclear portions of the plants to $21.3 million and $1.8 million, respectively, to fund the future estimated costs of decommissioning. The annual expense allowance assumes a 6 percent after-tax annual return on fund assets.

     The Financial Accounting Standards Board (FASB) is currently reviewing the utility industry's accounting treatment of nuclear and certain other plant decommissioning costs. The FASB has preliminarily concluded that decommissioning costs should be accounted for at present value as a liability, with a corresponding asset in utility plant, rather than as a component of depreciation. An exposure draft regarding this matter was issued in February 1996.

Nuclear Fuel. Nuclear fuel assemblies and components are amortized to operating expenses based on the quantity of heat produced for the generation of electricity. Fuel costs also include a provision for payments to the U.S. Department of Energy for the future off-site storage of the spent fuel, based on the kilowatt-hours of electricity generated. Nuclear fuel costs are recovered in revenues through base rates or through the fuel adjustment clause.

Leases. In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," those leases that meet the criteria for capitalization are capitalized for accounting purposes. For rate-making purposes, all leases have been treated as operating leases.

Revenues. Revenues for electric and steam service are recognized on a monthly billing cycle basis. Pursuant to the three-year electric rate agreements, effective April 1, 1992 and 1995, actual electric net revenues (operating revenues less fuel and purchased power costs and revenue taxes) are adjusted by accrual to target levels established under the agreements in accordance with the electric revenue adjustment mechanism (ERAM). The 1995 agreement introduced the revenue per customer mechanism (RPC) which modified the ERAM. Under the RPC, revenues are increased (or decreased) to reflect variations from target levels in the numbers of customers in the various service classes. Revenues are also increased (or decreased) each month to reflect incentives (or penalties) earned for the Enlightened Energy program and for customer service activities. The agreements provide that the net regulatory asset (or liability) thus accrued in each rate year is to be reflected in customers' bills in the following rate year.

     The October 1994 gas rate agreement provides for revenues to be increased (or decreased) each month to reflect incentives (or penalties) earned for meeting gas customer service and system improvement targets.

   In accordance with a PSC rate order, the Company began phasing in recognition of unbilled gas revenues over a 4 1/4 year period effective October 1989. Pursuant to the gas rate decision in October 1991, this recognition of unbilled gas revenues was modified so as to be fully phased in by September 30, 1994 to the extent provided in rates.

   Revenues from the fuel adjustment clauses are not recorded until billed.

Recoverable Fuel Costs. Fuel and purchased power costs that are above the levels included in base rates are recoverable under electric, gas and steam fuel adjustment clauses. If costs fall below these levels, the difference is credited to customers. For electric and steam, such costs are deferred until the period in which they are billed or credited to customers (40 days for electric, 30 days for steam). For gas, the excess or deficiency is accumulated for refund or surcharge to customers on an annual basis.

   Effective April 1992 a partial pass-through fuel adjustment clause (PPFAC) was implemented with monthly targets for electric fuel and purchased power costs. The Company retains for stockholders 30 percent of any savings in actual costs below the target amount, but must bear 30 percent of any excess of actual costs over the target. For each rate year of the 1995 electric rate agreement there is a $35 million cap on the maximum increase or decrease in fuel billings, with a limit (within the $35 million) of $10 million for costs associated with generation at the Company's Indian Point 2 nuclear unit.

   The PSC has allowed the Company to recover in rates certain deferred recoverable fuel costs that were affected by shortening the billing lag period or changing the cost of fuel in base rates. If there were any further such revisions, the Company believes that deferred recoverable fuel costs affected thereby would be recovered.

Regulatory Accounts Receivable. Regulatory accounts receivable at December 31, 1995 amounted to a net credit to be refunded to customers of $6.5 million, reflecting accruals under the 1992 and 1995 electric rate agreements and 1994 gas rate agreement for incentives related to the Company's Enlightened Energy program ($19.7 million), for incentives related to electric customer service activities ($4.0 million), for the amounts to be billed under the PPFAC ($1.9 million), for incentives related to gas system improvement ($4.6 million), for incentives related to gas customer service ($1.0 million) and for net electric sales revenues in accordance with the ERAM and Modified ERAM (a refund of $37.7 million). The revenues accrued in a given twelve-month period under the ERAM and Modified ERAM and for incentives related to the Enlightened Energy program, electric customer service activities and the Company's gas business are being recovered from or refunded to customers over an ensuing twelve-month period. The amounts accrued under the PPFAC are billed to customers on a monthly basis through the electric fuel adjustment clause.

Enlightened Energy Program Costs. In accordance with PSC directives, the Company defers the costs for its Enlightened Energy (demand side management) program for future recovery from ratepayers. Such deferrals amounted to $144.3 million at December 31, 1995 and $170.2 million at December 31, 1994. In accordance with the 1992 and 1995 electric rate agreements, the Company is generally recovering its Enlightened Energy program costs over a five-year period.

Temporary Cash Investments. Temporary cash investments are short-term, highly liquid investments which generally have maturities of three months or less. They are stated at cost which approximates market. The Company considers temporary cash investments to be cash equivalents.

Investments. Investments consist primarily of an external nuclear decommissioning trust fund. At December 31, 1995 and 1994 the trust fund amounted to $134.4 million and $102.2 million, respectively. Investments are stated at market. Earnings on the trust fund are not recognized in income but are included in the accumulated depreciation reserve. See "Nuclear Decommissioning" in this Note A.

Federal Income Tax. The Company provides for deferred federal income taxes with respect to certain benefits realized from depreciation deductions utilized for tax purposes, deferred fuel accounting, unbilled revenues (electricity, gas and steam) included in taxable income, deferrals arising from the rate agreements, and certain other specific items, when approved by the PSC.

     For rate-making purposes, accumulated deferred federal income taxes previously collected from customers are deducted from rate base and amortized or otherwise applied as a reduction in federal income tax expense in future years. Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense.

     In accordance with SFAS 109, "Accounting for Income Taxes," the Company is required to record a deferred income tax liability for substantially all temporary differences between book and tax bases of assets and liabilities at current tax rates, including differences for which deferred taxes have not previously been provided. For regulated enterprises, a regulatory asset is recognized for the latter if the criteria of SFAS 71 are met, that is, it is probable that future revenues will be allowed sufficient in amount to recover the costs for which deferred taxes have not previously been provided. The regulatory asset, stated at the revenue requirement level, amounted to $1,042.3 million and $1,106.0 million at December 31, 1995 and 1994, respectively. These amounts which are included in accumulated deferred federal income tax (see Note H), are not reflected in rate base for rate-making purposes. In 1993 the PSC issued an interim policy statement proposing accounting procedures consistent with SFAS 109 and providing assurances that these future increases in taxes will be recoverable in rates. The final policy statement is not expected to differ materially from the interim policy statement.

     The Company and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

Research and Development Costs. Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 1995, 1994 and 1993, amounting to $45.0 million, $46.8 million and $48.0 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

Estimates. The accompanying consolidated financial statements reflect judgments and estimates made in the application of the above accounting policies.

--------------------------------------------------------------
Note B  Capitalization
--------------------------------------------------------------
Common Stock and Preferred Stock Not Subject to Mandatory Redemption. Each share of Series B preference stock is convertible into 13 shares of common stock at a conversion price of $7.69 per share. During 1995, 1994 and 1993, 3,928 shares,
4,176 shares and 5,208 shares of Series B preference stock were converted into 51,064 shares, 54,288 shares and 67,704 shares of common stock, respectively.

     At December 31, 1995, 639,262 shares of unissued common stock were reserved for conversion of preference stock. The preference stock is subordinate to the $5 Cumulative Preferred Stock and Cumulative Preferred Stock with respect to dividends and liquidation rights.

     Redemption prices of preferred stock other than Series I and Series J (in each case, plus accrued dividends) are as follows:
----------------------------------------------------------------
$5 Cumulative Preferred Stock              $105.00
----------------------------------------------------------------
Cumulative Preferred Stock:
                        Series A           $102.00
                        Series B            102.00
                        Series C            101.00
                        Series D            101.00
                        Series E            101.00
                        Series F            102.50
-----------------------------------------------------------------
Cumulative Preference Stock:
   6% Convertible Series B                 $100.00
-----------------------------------------------------------------

Preferred Stock Subject to Mandatory Redemption. The Company is required to redeem 25,000 of the Series I shares on May 1 of each year in the five-year period commencing with the year 2002 and to redeem the remaining Series I shares on May 1, 2007. The Company is required to redeem the Series J shares on August 1, 2002. In each case, the redemption price is $100 per share plus accrued and unpaid dividends to the redemption date. In addition, the Company may redeem Series I shares at a redemption price of $105.04 per share, plus accrued dividends, if redeemed prior to May 1, 1996 (and thereafter at prices declining annually to $100 per share, plus accrued dividends, after April 30, 2002); provided, however, that prior to May 1, 1997, the Company may not redeem any Series I shares with borrowed funds or proceeds from certain securities issuances having a cost to the Company of less than 7.20 percent per annum.

     Neither Series I nor Series J shares may be called for redemption while dividends are in arrears on outstanding shares of $5 Cumulative Preferred Stock or Cumulative Preferred Stock. Nevertheless, the mandatory redemption obligation of the Company with respect to such shares is cumulative and if the redemption requirement is in arrears the Company may not purchase or redeem or pay any dividends on the common stock or any other stock ranking junior as to dividends or assets to the Cumulative Preferred Stock, except for payments or distributions in common stock or such junior stock.

Preferred Stock Refunding. In January 1996 the Company commenced a tender offer for all of its preferred stock except for the Series E and F and the 6% convertible Series B. On February 27, 1996 the tender offer expired (except as to the $5 Cumulative Preferred for which the offer had been terminated) and the Company's Board of Trustees authorized the redemption of the Series E and F. Pursuant to the tender offer, approximately $227 million of preferred stock was tendered. The Company intends to fund the purchase and the redemption by issuing subordinated debentures.

Long-Term Debt. Total long-term debt maturing in the period
1996-2000 is as follows:
----------------------------------------
1996                        $183,524,000
1997                         106,256,000
1998                         200,000,000
1999                         225,000,000
2000                         275,000,000
----------------------------------------

     Substantially all properties and franchises of the Company, other than expressly excepted property, are subject to the liens securing the Company's First and Refunding Mortgage Bonds and the mortgage bonds of acquired companies.

-----------------------------------------------------------------
Note C Lines of Credit
-----------------------------------------------------------------
The Company has bank lines of credit for 1996 amounting to $150 million. The credit lines require average compensating balances of 2.5 percent of the credit lines, with interest on any borrowings to be at prevailing market rates. There are no legal restrictions applicable to the Company's cash balances resulting from its obligation to maintain compensating balances.

----------------------------------------------------------------
Note D Pension Plans
----------------------------------------------------------------
The pension plans for management and bargaining unit employees cover substantially all employees of the Company and are designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are made solely by the Company based on an actuarial valuation, and are not less than the minimum amount required by ERISA. The Company's policy is to fund the actuarially computed net pension cost as such cost accrues. Benefits for management and bargaining unit employees are generally based on a final five-year average pay formula.

     In accordance with SFAS 87, "Employers' Accounting for Pensions," the Company uses the projected unit credit method for determining pension cost. Pension costs for 1995, 1994 and 1993 amounted to $11.4 million, $38.7 million and $46.8 million, respectively, of which $8.9 million for 1995, $30.3 million for 1994 and $37.1 million for 1993 was charged to operating expense. In accordance with SFAS 88, "Employers Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," as modified by SFAS 71, pension cost for 1993 included $4.4 million in connection with the special retirement program discussed below. Pension cost for 1995 includes $2.2 million for the amortization of the special retirement program regulatory asset also discussed below, and an actuarially determined credit of $7.3 million representing a prepayment on one of the plans.

     Effective January 1, 1993 the Company adopted the PSC's "Statement of Policy and Order Concerning the Accounting and Ratemaking Treatment for Pensions and Postretirement Benefits Other Than Pensions" (the PSC Policy). The PSC Policy requires certain departures from SFAS 87, including actuarial recognition of investment gains and losses over five years and a 10-year period for amortization of recognized actuarial gains and losses.

     The Company offered a special retirement program in 1993 providing enhanced pension benefits for those employees who met certain eligibility requirements and retired within specific time limits. The incentives offered by the Company fall within the category of special termination benefits as described in SFAS 88. The increase in pension obligations as a result of this program amounted to $33.3 million. In accordance with SFAS 71, the Company charged the equivalent of the first two years of the amortization ($4.4 million) to pension expense in 1993 and established a liability and offsetting regulatory asset for the $28.9 million allocable to future periods. Under an agreement with the PSC, the Company is amortizing the remaining liability over a 13-year period. This is reflected in current rates.

     The components of net periodic pension cost for 1995, 1994 and 1993 were as follows:

-----------------------------------------------------------------
(Millions of Dollars)           1995         1994        1993
-----------------------------------------------------------------
Service cost--benefits earned
  during the period            $ 98.2       $ 103.9      $ 103.2
Interest cost on projected
  benefit obligation            296.7         278.2        252.7
Actual return on plan assets   (865.8)         (3.4)      (500.0)
Unrecognized investment
  gain (loss) deferred          521.6        (322.6)       201.5
Net amortization                (41.5)        (17.4)       (15.0)
                               ----------------------------------
Net periodic pension cost         9.2*         38.7         42.4
                               ----------------------------------
Special retirement program cost    --            --         33.3
Decrease (increase) in
  regulatory asset                2.2            --        (28.9)
                                ---------------------------------
Net special retirement program
 cost                             2.2            --          4.4
                                ---------------------------------
Total pension cost             $ 11.4        $  38.7      $  46.8
-----------------------------------------------------------------
*  Includes a prepayment credit of $7.3 million.

     The funded status of the pension plans as of December 31, 1995, 1994 and 1993 was as follows:

-----------------------------------------------------------------
(Millions of Dollars)           1995          1994        1993
-----------------------------------------------------------------
Actuarial present value of
 benefit obligation:
   Vested                     $3,319.2      $2,813.0     $2,731.9
   Nonvested                     267.9         189.6        212.6
                              -----------------------------------
   Accumulated to date         3,587.1       3,002.6      2,944.5
   Effect of projected future
       compensation levels     1,070.3         786.0        841.5
                               ----------------------------------
   Total projected obligation  4,657.4       3,788.6      3,786.0
Plan assets at fair value      4,775.8       4,046.7      4,154.3
                               ----------------------------------
Plan assets less projected
 benefit obligation              118.4        258.1        368.3
Unrecognized net gain           (240.3)      (401.1)      (522.9)
Unrecognized prior service cost*  85.3         93.9        102.5
Unrecognized net transition
 liability at January 1, 1987*    17.2         20.2         23.2
                                ---------------------------------
Accrued pension cost**        $  (19.4)    $  (28.9 )    $ (28.9)
-----------------------------------------------------------------
 *    Being amortized over approximately 15 years.
 ** Accrued liability for special retirement program less prepayment credit in 1995.

     To determine the present value of the projected benefit obligation in 1995, 1994 and 1993, discount rates of 7 percent, 8 percent and 7.5 percent, respectively, were assumed. A weighted average rate of increase in future compensation levels of 5.8 percent and a long-term rate of return on plan assets of 8.5 percent were assumed for all years.

     The pension plan assets consist primarily of corporate common stock and bonds, group annuity contracts and debt of the United States government and its agencies.

-----------------------------------------------------------------
Note E Postretirement Benefits Other Than Pensions (OPEB)
-----------------------------------------------------------------

The Company has a contributory comprehensive hospital, medical and prescription drug program for all retirees, their dependents and surviving spouses. The Company also provides life insurance benefits for approximately 6,400 retired employees. All of the Company's employees become eligible for these benefits upon retirement except that the amount of life insurance is limited and is available only to management employees and to those bargaining unit employees who participated in the optional program prior to retirement. The Company has reserved the right to amend or terminate these programs.

     The Company adopted the provisions of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 1, 1993. It contains specific rules for determining the cost of postretirement health and life insurance benefits. These rules require accrual of the obligation for previously unrecognized retiree benefit cost over a shorter period than previous methods.

     The Company's policy is to fund in external trusts the actuarially determined annual costs for retiree health and life insurance subject to statutory maximum (and minimum) limits. Rate allowances that are not funded to an external trust accrue interest at the pre-tax rate of return. As of December 31, 1993 the Company had accrued $6.9 million in interest on an unfunded liability of $28.5 million. In 1994 the Company funded both amounts in addition to $0.9 million of interest accrued in 1994.

     The retiree health and life insurance expense for 1995, 1994 and 1993 was determined in accordance with the PSC Policy (see Note D) which requires the Company to defer the difference between the rate allowance for OPEB expense and the OPEB expense determined in accordance with SFAS 106, amortize the transition obligation over 20 years and recognize all gains and losses over a 10-year period in determining the SFAS 106 expense. Current electric, gas and steam rates reflect the increase in expense resulting from the adoption of SFAS 106.

     The cost to the Company for retiree health benefits for 1995, 1994 and 1993 amounted to $65.5 million, $67.1 million and $66.3 million, respectively, of which $51.6 million for 1995, $52.7 million for 1994 and $52.5 million for 1993 was charged to operating expense. The cost of the retiree life insurance plan for 1995, 1994 and 1993 amounted to $18.0 million, $21.6 million and $22.3 million, respectively, of which $14.2 million for 1995, $17.0 million for 1994 and $17.7 million for 1993 was charged to operating expense.

     The components of postretirement benefit (health and life insurance) costs for years 1995, 1994 and 1993 were as follows:

----------------------------------------------------------------
(Millions of Dollars)           1995        1994           1993
----------------------------------------------------------------
Service cost--benefits earned
  during the period           $ 10.7       $11.5           $11.1
Interest cost on accumulated
  postretirement benefit
  obligation                    61.2        56.9            52.2
Actual return on plan assets   (60.8)       (8.4)           (8.5)
Unrecognized investment gain
  (loss) deferred               40.4        (5.7)            2.9
Amortization of transition
  obligation and unrecognized
  net loss                      32.0        34.4            30.9
                                ---------------------------------
Net periodic postretirement
  benefit cost                $ 83.5       $88.7           $88.6
-----------------------------------------------------------------

     The following table sets forth the program's funded status at December 31, 1995, 1994 and 1993:

----------------------------------------------------------------
(Millions of Dollars)           1995        1994            1993
-----------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
  Retirees                   $  447.7     $ 413.9         $ 413.2
  Employees eligible to retire  250.7       167.2           144.2
  Employees not eligible to
    retire                      305.6       204.5           221.5
                              -----------------------------------
  Total projected obligation  1,004.0       785.6           778.9
Plan assets at fair value       322.2       219.1           130.8
                              -----------------------------------
Plan assets less accumulated
postretirement benefit
             obligation       (681.8)      (566.5)        (648.1)
Unrecognized net loss          240.8         11.1           33.4
Unrecognized net transition
 liability at January 1, 1993* 441.0        555.4          586.2
                               ----------------------------------
Accrued postretirement
  benefit cost             $       0     $     0         $ (28.5)
-----------------------------------------------------------------
* Being amortized over a period of 20 years.

     To determine the accumulated postretirement benefit obligation in 1995, 1994 and 1993, discount rates of 7 percent, 8 percent and 7.5 percent, respectively, were assumed. The assumed long-term rate of return on plan assets was 8.5 percent for these years. The health cost trend rate assumed for year 1995 was 10 percent, for the year 1996, 9 percent, and then declining one-half percent per year to 5 percent for year 2004 and thereafter. If the assumed health care cost trend rate were to be increased by one percentage point each year, the accumulated postretirement benefit obligation would increase by approximately $130.9 million and the service cost and interest component of the net periodic postretirement benefit cost would increase by $9.8 million.

      Postretirement plan assets consist of corporate common stock and bonds, group annuity contracts, debt of the United
States government and its agencies and short-term securities.

----------------------------------------------------------------
Note F  Contingencies
----------------------------------------------------------------

Indian Point. Nuclear generating units similar in design to the Company's Indian Point 2 unit have experienced problems of varying severity in their steam generators, which in a number of instances have required steam generator replacement. Inspections of the Indian Point 2 steam generators since 1976 have revealed various problems, some of which appear to have been arrested, but the remaining service life of the steam generators is uncertain and may be shorter than the unit's life. The projected service life of the steam generators is reassessed periodically in the light of the inspections made during scheduled outages of the unit. Based on the latest available data, the Company estimates that steam generator replacement will not be required before 1999, and possibly not until some years later. To avoid procurement delays in the event replacement is necessary, the Company purchased replacement steam generators, which are stored at the site. If replacement of the steam generators is required, such replacement is presently estimated (in 1995 dollars) to require additional expenditures of approximately $107 million (exclusive of replacement power costs) and an outage of approximately six months. However, securing necessary permits and approvals or other factors could require a substantially longer outage if steam generator replacement is required on short notice.

Nuclear Insurance. The insurance policies covering the Company's nuclear facilities for property damage, excess property damage, and outage costs permit assessments under certain conditions to cover insurers' losses. As of December 31, 1995 the highest amount which could be assessed for losses during the current policy year under all of the policies was $31.5 million. While assessments may also be made for losses in certain prior years, the Company is not aware of any losses in such years which it believes are likely to result in an assessment.

     Under certain circumstances, in the event of nuclear incidents at facilities covered by the federal government's third-party liability indemnification program, the Company could be assessed up to $79.3 million per incident of which not more than $10 million may be assessed in any one year. The per-incident limit is to be adjusted for inflation not later than 1998 and not less than once every five years thereafter.

     The Company participates in an insurance program covering liabilities for injuries to certain workers in the nuclear power industry. In the event of such injuries, the Company is subject to assessment up to an estimated maximum of approximately $3.1 million.

Environmental Matters. The normal course of the Company's operations necessarily involves activities and substances that expose the Company to potential liabilities under federal, state and local laws protecting the environment. Such liabilities can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred. Sources of such potential liabilities include (but are not limited to) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), a 1994 settlement with the New York State Department of Environmental Conservation (DEC), asbestos, and electric and magnetic fields (EMF).

Superfund. By its terms, Superfund imposes joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. The Company has received process or notice concerning possible claims under Superfund or similar state statutes relating to a number of sites at which it is alleged that hazardous substances generated by the Company (and, in most instances, a large number of other potentially responsible parties) were deposited.

     Estimates of the investigative, removal, remedial and environmental damage costs (if any) the Company will be obligated to pay with respect to each of these sites range from extremely preliminary to highly refined. Based on these estimates, the Company had accrued a liability at December 31, 1995 of approximately $14.7 million. However, it is possible that material additional costs in amounts not presently determinable may be incurred with respect to these and other sites.

DEC Settlement. In November 1994 the Company agreed to a consent order settling a civil administrative proceeding instituted by the DEC in 1992, alleging environmental violations by the Company. Pursuant to the consent order, the Company has conducted an environmental management systems evaluation and is conducting an environmental compliance audit. The Company also must implement "best management practices" plans for certain facilities and undertake a remediation program at certain sites. At December 31, 1995 the Company had an accrued liability of $19.3 million for these sites. Expenditures for environment-related projects in the five years 1996-2000, including expenditures to comply with the consent order, are currently estimated at $155 million. There will be additional costs, including costs arising out of the compliance audit, the materiality of which is not presently determinable.

Asbestos Claims. Suits have been brought in New York State and federal courts against the Company and many other defendants, wherein several thousand plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the Company. Many of these suits have been disposed of without any payment by the Company, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but the Company believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to the Company at this time, it is the opinion of the Company that these suits will not have a material adverse effect on the Company's financial position.

EMF. Electric and magnetic fields are found wherever electricity is used. Several scientific studies have raised concerns that EMF surrounding electric equipment and wires, including power lines, may present health risks. The Company is the defendant in several suits claiming property damage or personal injury allegedly resulting from EMF. In the event that a causal relationship between EMF and adverse health effects is established, or independently of any such causal determination, in the event of adverse developments in related legal or public policy doctrines, there could be a material adverse effect on the electric utility industry, including the Company.

-----------------------------------------------------------------
Note G  Independent Power Producers (IPPs)
-----------------------------------------------------------------

The Company has contracts with IPPs for 1,798 MW of electric generating capacity already in commercial operation, and commitments for 186 MW of capacity expected to commence operation in 1996 and about 70 MW of capacity expected to commence operation after 1996. Under the three-year electric rate agreement effective April 1, 1995, payments by the Company under these contracts are reflected in rates. Assuming performance by the IPPs, the Company is obligated over the terms of these contracts (which extend for various periods, up to 2034) to make capacity and other fixed (non-energy) payments. In addition, for energy delivered under certain of these contracts, the Company is obligated to pay variable prices that will exceed market prices for energy.

     For the 1,798 MW of capacity in commercial operation, capacity and other fixed (non-energy) payments are estimated for the years 1996-2000 to be $282 million, $287 million, $293 million, $309 million and $432 million. Such payments gradually increase to approximately $500 million in 2013, and thereafter decline significantly.

     Energy payments under the contracts for the years 1996-1999 (assuming performance by the IPPs) will exceed market prices by an average estimated $200 million each year. Beginning in the year 2000, the prices that the Company will be obligated to pay for energy will approximate market levels.

-----------------------------------------------------------------
Note H  Federal Income Tax
-----------------------------------------------------------------
In the case of regulated utilities, SFAS 109 requires recognition in the balance sheet of the revenue requirements to meet the costs of future federal income taxes for temporary differences for which deferred taxes had not previously been provided. The net revenue requirements related to future federal income taxes at December 31, 1995 and 1994 are shown on the following table.

-----------------------------------------------------------------
(Millions of Dollars)                     1995        1994
-----------------------------------------------------------------
Future federal income tax liability
  Temporary differences between the book
  and tax bases of assets and liabilities:
   Property related                        $5,513.3     $5,389.1
   Reserve for injuries and damages           (49.2)       (43.9)
   Other                                       54.5         24.4
                                           ----------------------
   Total                                    5,518.6      5,369.6
                                           ----------------------
Future federal income tax computed
   at statutory rate - 35%                  1,931.5      1,879.4
Less: Accumulated deferred federal income
   taxes previously provided                1,254.0      1,160.5
                                            --------------------
Net future federal income tax expense for
 which deferred taxes have not been provided  677.5        718.9
                                             -------------------
Net revenue requirements for above
(Regulatory asset--future federal
   income taxes)*                            1,042.3     1,106.0
Add: Accumulated deferred federal
  income taxes previously provided           1,254.0     1,160.5
                                             -------------------
Total accumulated deferred
   federal income tax                       $2,296.3    $2,266.5
-----------------------------------------------------------------
* Net revenue requirements will be offset by the amortization to federal income tax expense of accumulated deferred investment tax credits. Including the full effect therefrom, the net revenue requirements related to future federal income taxes at December
31, 1995 and 1994 are $860.8 million and   $914.5 million,
respectively.

------------------------------------------------------------------------------------------------------------------
Note H  Federal Income Tax, continued
------------------------------------------------------------------------------------------------------------------
Year Ended December 31 (Thousands of Dollars)                   1995                    1994            1993
------------------------------------------------------------------------------------------------------------------
Charged to:    Operations                                   $   396,560           $   438,160      $   366,020
               Other income                                       1,060                   430           (1,010)
------------------------------------------------------------------------------------------------------------------
Total federal income tax                                        397,620               438,590          365,010
------------------------------------------------------------------------------------------------------------------
Reconciliation of reported net income with taxable income
Federal income tax--current                                     328,600               374,500          270,800
Federal income tax--deferred                                     78,330                73,710          106,470
Investment tax credits deferred                                  (9,310)               (9,620)         (12,260)
------------------------------------------------------------------------------------------------------------------
Total federal income tax                                         397,620              438,590          365,010
Net income                                                       723,850              734,270          658,522
------------------------------------------------------------------------------------------------------------------
Income before federal income tax                               1,121,470            1,172,860        1,023,532
------------------------------------------------------------------------------------------------------------------
Effective federal income tax rate                                   35.5%                37.4%            35.7%
------------------------------------------------------------------------------------------------------------------
Adjustments decreasing (increasing) taxable income
Tax depreciation in excess of book depreciation:
       Amounts subject to normalization                          202,230              218,181          226,442
       Other                                                     (85,538)             (94,813)         (90,428)
Deferred recoverable fuel costs                                   61,937              (20,132)          (3,873)
Regulatory accounts receivable                                   (32,827)             (70,771)         (70,814)
Enlightened Energy program costs                                 (25,880)              29,677           59,297
Advance refunding of long-term debt                               (4,268)              (6,814)          86,346
Other--net                                                        34,240               44,263           34,155
------------------------------------------------------------------------------------------------------------------
Total                                                            149,894               99,591          241,125
------------------------------------------------------------------------------------------------------------------
Taxable income                                                   971,576            1,073,269          782,407
------------------------------------------------------------------------------------------------------------------
Federal income tax--current
Amount computed at statutory rate--35%*                          340,052              375,644          273,842
Tax credits                                                      (11,452)              (1,144)          (3,042)
------------------------------------------------------------------------------------------------------------------
Total                                                            328,600              374,500          270,800
------------------------------------------------------------------------------------------------------------------
Charged to:      Operations                                      328,200              374,160          271,140
                 Other income                                        400                  340             (340)
------------------------------------------------------------------------------------------------------------------
Total                                                            328,600              374,500          270,800
------------------------------------------------------------------------------------------------------------------
Federal income tax--deferred
Provisions for deferred federal income taxes consist of the
  following tax effects of timing differences between tax
  and book income:
Tax depreciation in excess of book depreciation                   66,133               72,597           76,193
Deferred recoverable fuel costs                                   21,678               (7,046)          (1,356)
Regulatory accounts receivable                                   (11,489)             (24,770)         (24,785)
Enlightened Energy program costs                                  (9,058)              10,387           20,754
Advance refunding of long-term debt                               (1,494)              (2,385)          30,221
Other--net                                                        12,560               24,927            5,443
------------------------------------------------------------------------------------------------------------------
Total                                                             78,330               73,710          106,470
------------------------------------------------------------------------------------------------------------------
Charged to:   Operations                                          77,670               73,620          107,140
              Other income                                           660                   90             (670)
------------------------------------------------------------------------------------------------------------------
Total                                                       $     78,330          $    73,710      $   106,470
------------------------------------------------------------------------------------------------------------------
* Under rate agreements, the effect of the increase in the statutory rate from 34% to 35% effective January 1, 1993 was deferred until such effect could next be reflected in rates. The deferrals applicable to gas and steam operations were amortized over a twelve-month period which began October 1, 1993 when new rates became effective. For electric operations, deferrals for the year 1993 and the first three months of 1994 were amortized over a twelve-month period which began April 1, 1994 when new electric rates became effective.

--------------------------------------------------------------------------------
Note I Financial Information by Business Segments(a) (Thousands of Dollars)
--------------------------------------------------------------------------------

                                                       Electric                                         Steam
                                        ----------------------------------------          -----------------------------------------
                                           1995          1994            1993                 1995          1994            1993
--------------------------------------------------------------------------------          -----------------------------------------
Operating revenues*                     $5,401,524     $5,152,351     $5,145,010          $   335,694    $   343,916    $   326,888
--------------------------------------------------------------------------------          -----------------------------------------
Operating expenses
Fuel                                       354,086        410,173        446,578              150,018        157,591        158,635
Purchased power                          1,107,223        787,455        812,616                 --             --             --
Other operations and maintenance*        1,372,715      1,372,865      1,403,022               79,929         80,035         78,787
Depreciation and amortization              393,382        364,988        350,590               13,064         10,961          9,909
Taxes, other than federal income           951,095        955,850        994,174               45,788         46,178         46,090
Federal income tax                         339,863        379,584        322,076               12,598         11,577          4,966
--------------------------------------------------------------------------------          -----------------------------------------
Total operating expenses*                4,518,364      4,270,915      4,329,056              301,397        306,342        298,387
--------------------------------------------------------------------------------          -----------------------------------------
Operating income                           883,160        881,436        815,954               34,297         37,574         28,501
--------------------------------------------------------------------------------          -----------------------------------------
Construction expenditures                  538,454        587,189        626,494               27,559         44,957         36,612
--------------------------------------------------------------------------------          -----------------------------------------
Net utility plant**                      9,027,031      8,874,341      8,592,187              399,028        378,748        337,713
Fuel                                        40,444         50,821         53,681                   62             62             74
Other identifiable assets                1,724,005      1,899,182      1,970,998               51,969         48,141         50,555
--------------------------------------------------------------------------------          -----------------------------------------
*Intersegment rentals included in segments' income but eliminated for total Company
        Operating revenues                 $12,116       $11,879         $13,345              $ 1,561        $ 1,409        $ 1,548
        Operating expenses                   2,513         2,331           2,726               13,102         12,733         14,139
-----------------------------------------------------------------------------------------------------------------------------------
                                                           Gas                                         Total Company
                                        ----------------------------------------          -----------------------------------------
                                            1995           1994          1993                 1995           1994          1993
--------------------------------------------------------------------------------          -----------------------------------------
Operating revenues*                     $  815,307     $  891,897     $  810,377          $ 6,536,897    $ 6,373,086    $ 6,265,394
--------------------------------------------------------------------------------          -----------------------------------------
Operating expenses
Fuel                                          --             --             --                504,104        567,764        605,213
Purchased power                               --             --             --              1,107,223        787,455        812,616
Gas purchased for resale                   259,789        341,204        289,708              259,789        341,204        289,708
Other operations and maintenance*          214,818        214,451        212,832            1,651,834      1,652,273      1,677,760
Depreciation and amortization               49,330         46,407         43,231              455,776        422,356        403,730
Taxes, other than federal income           123,349        125,663        119,019            1,120,232      1,127,691      1,159,283
Federal income tax                          44,099         46,999         38,978              396,560        438,160        366,020
--------------------------------------------------------------------------------          -----------------------------------------
Total operating expenses*                  691,385        774,724        703,768            5,495,518      5,336,903      5,314,330
--------------------------------------------------------------------------------          -----------------------------------------
Operating income                           123,922        117,173        106,609            1,041,379      1,036,183        951,064
--------------------------------------------------------------------------------          -----------------------------------------
Construction expenditures                  126,790        125,384        125,962              692,803        757,530        789,068
--------------------------------------------------------------------------------          -----------------------------------------
Net utility plant**                      1,388,344      1,308,119      1,226,256           10,814,403     10,561,208     10,156,156
Fuel and gas in storage                     26,452         50,698         49,091               66,958        101,581        102,846
Other identifiable assets                  177,374        151,628        172,790            1,953,348      2,098,951      2,194,343
Other corporate assets                                                                      1,115,181        966,624        804,020
--------------------------------------------------------------------------------          -----------------------------------------
Total assets                                                                              $13,949,890    $13,728,364    $13,257,365
--------------------------------------------------------------------------------          -----------------------------------------
*Intersegment rentals included in segments' income but eliminated for total Company
        Operating revenues                 $ 1,951        $ 1,790        $ 1,988              $15,628        $15,078        $16,881
        Operating expenses                      13             14             16               15,628         15,078         16,881

** General Utility Plant was allocated to Electric and Gas on the basis of the departmental use of such plant. Pursuant to PSC requirements the Steam department is charged an interdepartmental rent for General Plant used in Steam operations which is credited to the Electric and Gas departments.
--------------------------------------------------------------------------------
(a) The Company supplies electric service in all of New York City (except part of Queens) and most of Westchester County. It also supplies gas in Manhattan, The Bronx and parts of Queens and Westchester, and steam in part of Manhattan.